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                                                                  EXHIBIT (A)(9)



                          IMMEDIATE ATTENTION REQUIRED



December 28, 1999



RE: GIANT INDUSTRIES, INC. AND AFFILIATED COMPANIES 401(k) PLAN



Dear Plan Participant:



     Our records reflect that, as a participant in the above plan (the "Plan"), all or a portion of your individual account is invested in the Giant Industries Stock Fund (the "Stock Fund"). Giant Industries, Inc. (the "Company") has initiated an offer to purchase up to 1,333,333 shares of its common stock.



     Enclosed are tender offer materials and a Direction Form that require your immediate attention. These materials describe an offer to purchase up to 1,333,333 shares of Company common stock, at a price of $9.00 per share. As described below, you have the right to instruct Fidelity Management Trust Company ("Fidelity"), as trustee of the Plan, concerning whether to "tender" (offer to sell) all or a portion of the shares of Company common stock credited to your individual account under the Plan.



     You will need to complete the enclosed Direction Form and return it to Fidelity in the enclosed return envelope so that it is RECEIVED by 12:00 Midnight, Eastern time, on January 31, 2000, unless the tender offer is extended. Please complete and return the enclosed Direction Form even if you decide not to participate in the tender offer described below. NO FACSIMILE TRANSMITTALS OF THE TRUSTEE DIRECTION FORM WILL BE ACCEPTED.



     The remainder of this letter summarizes the transaction, your rights under the Plan and the procedures for completing the Direction Form. You should also review the more detailed explanation provided in the other materials enclosed with this letter, including the Offer to Purchase and the related Letter of Transmittal.



BACKGROUND



     The Company has made a tender offer to purchase up to 1,333,333 shares of Company common stock, $.01 par value (the "Shares"), at a price of $9.00 per Share. The enclosed Offer to Purchase, dated December 21, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (together with the Offer to Purchase, the "Offer"), set forth the objectives, terms and conditions of the Offer and are being provided to all of the Company's shareholders.



     The Company's Offer to Purchase extends to the Shares held by the Plan. As of December 20, 1999, the Plan held approximately 23,742 Shares. Only Fidelity, as trustee of the Plan, can tender these Shares in the Offer. Nonetheless, as a participant under the Plan, you have the right to direct Fidelity whether or not to tender some or all of the Shares credited to your individual account in the Plan. Unless otherwise required by applicable law, Fidelity will tender Shares credited to participant accounts in accordance with participant instructions and Fidelity will not tender Shares credited to participant accounts for which it does not receive timely instructions. IF YOU DO NOT COMPLETE THE ENCLOSED DIRECTION FORM AND RETURN IT TO FIDELITY ON A TIMELY BASIS, YOU WILL BE DEEMED TO HAVE ELECTED NOT TO PARTICIPATE IN THE OFFER AND NO SHARES CREDITED TO YOUR PLAN ACCOUNT WILL BE TENDERED IN THE OFFER.



     Please note that the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the trust agreement between the Company and Fidelity, prohibit the sale of Shares to the Company for less than "adequate consideration," which Fidelity will determine based on the prevailing or closing market price of the Shares on or about the date the Shares are tendered by Fidelity pursuant to the Offer (the "prevailing or closing market price"). Accordingly, depending on the prevailing or closing market price of the Shares on or about such date, Fidelity may be unable to tender Shares in accordance with participant directions. If the prevailing or closing market price of the Shares is greater than the tender price offered by the Company ($9.00 per Share), notwithstanding participant direction to tender Shares in the Offer, no Shares will be tendered.


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     A tender of Shares credited to your individual account under the Plan can be made only by Fidelity as the holder of record. DO NOT COMPLETE THE LETTER OF TRANSMITTAL; IT IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER DIRECTLY SHARES CREDITED TO YOUR INDIVIDUAL ACCOUNT UNDER THE PLAN. IF YOU WISH TO DIRECT FIDELITY CONCERNING THE TENDER OF YOUR SHARES IN THE PLAN, YOU MUST COMPLETE AND RETURN THE ENCLOSED DIRECTION FORM.



     NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR FIDELITY MAKES ANY RECOMMENDATION AS TO WHETHER TO DIRECT THE TENDER OF SHARES OR WHETHER TO REFRAIN FROM DIRECTING THE TENDER OF SHARES. EACH PARTICIPANT MUST MAKE HIS OR HER OWN DECISION ON THESE MATTERS.



CONFIDENTIALITY



     TO ASSURE THE CONFIDENTIALITY OF YOUR DECISION, FIDELITY AND ITS AFFILIATES OR AGENTS WILL TABULATE THE DIRECTION FORMS. NEITHER FIDELITY NOR ITS AFFILIATES OR AGENTS WILL MAKE THE RESULTS OF YOUR INDIVIDUAL DIRECTION AVAILABLE TO THE COMPANY.



PROCEDURE FOR DIRECTING TRUSTEE



     A Direction Form for making your direction is enclosed. Please note that on the reverse side of the Direction Form the number of Shares credited to your individual account as of December 20, 1999 is indicated to the right of your address. For purposes of the final tabulation, Fidelity will apply your instructions to the number of Shares credited to your account as of January 31, 2000 or as of a later date if the Offer is extended.



     Shares will be considered NOT TENDERED if you do not properly complete the Direction Form. Furthermore, unless the Offer is extended, Shares will be considered NOT TENDERED if you do not return a properly completed Direction Form by the deadline specified.



     To properly complete your Direction Form, you must do the following:



        (1) On the face of the Direction Form, check Box 1, 2 or 3. CHECK ONLY ONE BOX:



            - CHECK BOX 1 if you want ALL of the Shares credited to your individual account tendered for sale in accordance with the terms of the Offer.



            - CHECK BOX 2 if you want to TENDER A PORTION of the Shares credited to your individual account. SPECIFY THE PERCENTAGE (in whole numbers) of Shares credited to your individual account that you want to tender for sale in accordance with the terms of this Offer. IF THIS AMOUNT IS LESS THAN 100%, YOU WILL BE DEEMED TO HAVE INSTRUCTED FIDELITY NOT TO TENDER THE BALANCE OF THE SHARES CREDITED TO YOUR INDIVIDUAL ACCOUNT UNDER THE PLAN.



            - CHECK BOX 3 if you do not want the Shares credited to your individual account tendered for sale in accordance with the terms of the Offer and simply want the Plan to continue holding such Shares.



          (2) Date and sign the Direction Form in the space provided.



          (3) Return the Direction Form in the enclosed return envelope so that it is received by Fidelity at the address on the return envelope (Fidelity Institutional Retirement Services Co., 300 Puritan Way, MailZone MM3H, Marlborough MA 01752, att. Tabulation Department) not later than 12:00 Midnight, Eastern time, on Monday, January 31, 2000, unless the Offer is extended. NO FACSIMILE TRANSMITTALS OF THE TRUSTEE DIRECTION FORM WILL BE ACCEPTED.



     Your direction will be deemed irrevocable unless withdrawn by 12:00 Midnight, Eastern time, on Monday, January 31, 2000, unless the Offer is extended. In order to make an effective withdrawal, you must submit a new Direction Form which may be obtained by calling Fidelity at 1-800-835-5097. Your new Direction Form must include your name, address and Social Security number. Upon receipt of a new, completed and signed Direction Form, your previous direction will be deemed canceled. You may direct the re-tendering of any Shares credited to your individual account by obtaining an additional Direction Form from Fidelity and repeating the previous instructions for directing tenders as set forth in this letter.

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     After the deadline above for returning the Direction Form to Fidelity,
Fidelity and its affiliates or agents will complete the tabulation of all directions and Fidelity, as trustee, will tender the appropriate number of Shares. Unless the Offer is terminated or amended in accordance with its terms, the Company will then buy all Shares, up to 1,333,333, that were tendered. If there is an excess of Shares tendered over the exact number desired by the Company, Shares tendered pursuant to the Offer may be subject to proration, as set forth in Section 1 of the Offer to Purchase. In the event of proration, those Shares not purchased in the Offer will remain allocated to your individual account under the Plan.

     The preferential treatment of holders of fewer than 100 Shares (the "odd lot" tender preference), as described in Section 1 of the Offer to Purchase, will not be afforded to participants in the Plan, regardless of the number of Shares held within their individual accounts.

EFFECT OF TENDER ON YOUR ACCOUNT

     IF YOU DIRECT FIDELITY TO TENDER SOME OR ALL OF THE SHARES ATTRIBUTABLE TO YOUR ACCOUNT UNDER THE PLAN, YOUR STOCK FUND ACCOUNT WILL BE TEMPORARILY FROZEN, AND WILL REMAIN FROZEN UNTIL ALL TENDER OFFER PROCESSING HAS BEEN COMPLETED. As of 4:00 p.m., Eastern Time, on Monday, January 31, 2000, you will NOT be able to make exchanges out of the Stock Fund until all tender offer processing has been completed. Further, all distributions, loans and withdrawals from balances in the Stock Fund in the Plan will be frozen on and after that time. Balances in the Stock Fund will, however, be utilized to calculate amounts eligible for distributions, loans and withdrawals from other investment options throughout the freeze. Fidelity will complete processing as soon as administratively possible. Fidelity anticipates that the processing will be completed five to seven business days after receipt of proceeds from the Company. Please call Fidelity at 1-800-835-5097 for up-to-date information regarding the freeze time period.

     For any Shares in the Plan that are tendered and purchased by the Company, the Company will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT RECEIVE ANY CASH PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN AND DISTRIBUTED AFTER THE FREEZE ONLY IN ACCORDANCE WITH THE NORMAL LOAN, WITHDRAWAL AND DISTRIBUTION TERMS OF THE PLAN.

     The proceeds received with respect to Shares credited to your individual account will be invested by Fidelity in the Fidelity Money Market Trust:
Retirement Government Money Market Portfolio as soon as administratively possible after receipt of proceeds. You may call Fidelity at 1-800-835-5097 after the processing is complete to learn the effect of the tender on your individual account or to have the proceeds from the sale of Shares which were invested in the Fidelity Money Market Trust: Retirement Government Money Market Portfolio invested in other investment options offered under the Plan.

SHARES OUTSIDE THE PLAN

     If you hold Shares directly, you will receive, under separate cover, tender offer materials directly from the Company which can be used to direct the tender of such Shares to the Company. THOSE TENDER OFFER MATERIALS MAY NOT BE USED TO DIRECT FIDELITY TO TENDER OR NOT TENDER THE SHARES CREDITED TO YOUR INDIVIDUAL ACCOUNT UNDER THE PLAN. The direction to tender or not tender Shares credited to your individual account under the Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed Direction Form may not be used to tender non-Plan Shares.

FURTHER INFORMATION

     If you require additional information concerning the procedure to tender Shares credited to your individual account under the Plan, please contact Fidelity at 1-800-835-5097. If you require additional information concerning the terms and conditions of the Offer, please call Corporate Investor
Communications, Inc., the Information Agent, at 1-877-393-4959.

                                          Sincerely,

                                          Fidelity Management Trust Company

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        -- Please fold and detach card at perforation before mailing --



                      GIANT INDUSTRIES, INC. TENDER OFFER


                             TRUSTEE DIRECTION FORM


            PLEASE CAREFULLY READ THE ACCOMPANYING OFFER TO PURCHASE


          AND ALL OTHER ENCLOSED MATERIALS BEFORE COMPLETING THIS FORM



In connection with the Offer to Purchase made by Giant Industries, Inc., dated December 21, 1999, as it may be amended (the "Offer"), I hereby instruct Fidelity Management Trust Company ("Fidelity"), as trustee of the Giant Industries, Inc. and Affiliated Companies 401(k) Plan (the "Plan"), to tender the shares of Giant Industries, Inc. (the "Shares") credited to my account under the Plan as of January 31, 2000, unless a later deadline is announced, as follows (check only one box and complete):



Box 1    [ ]    I direct Fidelity to tender ALL of the Shares credited to my account in the Plan, in accordance with the terms of the
                Offer.

Box 2    [ ]    I direct Fidelity to tender ____ percent (insert a
                percentage in whole numbers less than 100%) of the Shares
                credited to my account in the Plan, in accordance with the terms of the Offer.

Box 3    [ ]    I direct Fidelity NOT to tender any of the Shares credited to my account in the Plan, in accordance with the terms of the Offer.



        -- Please fold and detach card at perforation before mailing --



The number of Shares credited to your account in the Plan as of December 20, 1999 is shown to the right of your address.



PLEASE NOTE THAT IF YOU DO NOT SEND IN A PROPERLY COMPLETED, SIGNED FORM, OR IF IT IS NOT RECEIVED BY 12:00 MIDNIGHT EASTERN TIME AT FIDELITY INSTITUTIONAL RETIREMENT SERVICES CO., 300 PURITAN WAY, MAILZONE MM3H, MARLBOROUGH, MA 01752, ATT. TABULATION DEPARTMENT, ON JANUARY 31, 2000, FIDELITY WILL NOT TENDER ANY OF THE SHARES CREDITED TO YOUR ACCOUNT IN THE PLAN, IN ACCORDANCE WITH THE OFFER, UNLESS OTHERWISE REQUIRED BY LAW.



None of the Company, its Board of Directors or Fidelity makes any recommendation to any Plan participant as to whether to tender all or any Shares. Your instructions to Fidelity will be kept confidential.



This Trustee Direction Form, if properly signed, completed and received by Fidelity in a timely manner will supersede any previous Trustee Direction Form.


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